Exhibit 10.12

EXECUTION COPY

GUARANTEE AND MASTER NETTING AGREEMENT

This Guarantee and Master Netting Agreement (this “Agreement”) is made and entered into effective as of March 18, 2009 by and among GMAC LLC (“GMAC”), GMAC Investment Management LLC (“GMAC IM”), GMAC Mortgage, LLC (“GMAC Mortgage”), Residential Funding Company, LLC (“RFC”), Residential Capital, LLC (“Rescap”, together with GMAC Mortgage and RFC, the “Rescap Parties,” each of Rescap, GMAC Mortgage and RFC individually, a “Rescap Party”), Passive Asset Transactions, LLC (“PATI”) and RFC Asset Holdings II, LLC (“RAHI”).

RECITALS

WHEREAS, GMAC IM, GMAC or another Affiliate, and one or more of the Rescap Obligors, have entered into the master agreements set forth on Exhibit A to this Agreement (each such master agreement an “Underlying Master Agreement” and, collectively, the “Underlying Master Agreements”); and

WHEREAS, GMAC IM desires now to provide in this Agreement for its right to aggregate, net and setoff, across the Underlying Master Agreements as contemplated herein against the Rescap Parties, and each Rescap Party desires now to provide in this Agreement for its right to aggregate, net and setoff against GMAC IM across the Underlying Master Agreements.

NOW THEREFORE, for and in consideration of the mutual agreements herein made and other good and valuable consideration, including, without limitation, certain amendments to the Underlying Master Agreements (but only as and to the extent set forth herein), the receipt and sufficiency of which are hereby acknowledged, each Party agrees as follows:

1. Definitions. (a) Capitalized terms used or incorporated by reference in this Agreement and not otherwise defined herein have the same meanings in this Agreement as given to them by the respective Underlying Master Agreement. In the event of any conflict or inconsistency between a term as defined herein and as defined in any Underlying Master Agreement, such term as used in this Agreement shall govern for purposes of this Agreement and have the meaning ascribed to it in this Agreement for purposes of this Agreement. In the event that a capitalized term used but not defined herein is given conflicting or inconsistent meanings in two or more Underlying Master Agreements, such term as used in this Agreement shall have the meaning that most effectively serves the purposes of this Agreement. All Section references are to this Agreement unless otherwise expressly stated.

(b) The following terms used in this Agreement are defined as follows:

“Affected Underlying Master Agreement” means, from and after the occurrence of a Default, (i) if the Defaulting Party is a Rescap Obligor, all of the Underlying Master Agreements, or (ii) if the Defaulting Party is GMAC IM, all of the Underlying Master Agreements between GMAC IM and any Rescap Party or Rescap Parties that are parties to an Underlying Master Agreement with respect to which a Default has occurred and is continuing.

“Affiliate”, with respect to any Person, means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (i) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power to appoint the directors or managing general partners (or their equivalent) of such Person, or (ii) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business in the City of New York.

“Default” has the meaning set forth in Section 2.

“Defaulting Group” means, if a Defaulting Party is a Rescap Obligor, all of the Rescap Parties.

“Defaulting Party” means the party with respect to which a Default has occurred.

“Deficiency Amount” has the meaning set forth in Section 4(a).

“Final Settlement Amount” has the meaning set forth in Section 4(a).

“Non-defaulting Party” means, when a Default has occurred with respect to (i) a Rescap Obligor, GMAC IM, and (ii) GMAC IM, the applicable Rescap Party that is party to the Underlying Master Agreement with respect to which the Default has occurred.

“Obligation” or “Obligations” means each and every obligation or liability for which a party is bound to its counterparty under an Underlying Master Agreement, a Transaction, or this Agreement, whether financial or physical, including, without limitation, payment and delivery obligations, debts, payment obligations in respect of any previously terminated Transactions, obligations to maintain or deliver collateral, and any other obligation, liability, debt or requirement arising under or in connection with any Underlying Master Agreement, a Transaction or this Agreement, whether arising heretofore or hereafter, and whether fixed, matured, liquidated, or unliquidated.

“Owed” means, as of any date of determination, any amounts owed or otherwise accrued and payable as of such date.

“Periodic Bilateral Netting” has the meaning set forth in Section 5(a).

“Periodic Net Amount” has the meaning set forth in Section 5(a).

“Periodic Netting Statement” has the meaning set forth in Section 5(b).

“Rescap Obligors” means each of the Rescap Parties, RAHI and PATI.

“Settlement Amount” means the net amount that is due and payable by one party to the other party in respect of an Underlying Master Agreement upon the exercise by Non-defaulting Party of the rights set forth in Section 2(b), including, for the avoidance of doubt, damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions for any terminated Transactions, and/or of entering into or terminating any back-to-back or other hedge transactions intended to hedge any Transaction.

“Settlement-Only Obligation” means (x) an Obligation to deliver securities or to transfer funds therefor under Section 5 of the “Master Forward Agreement” described on Exhibit A, or (y) any Obligation under the “$430MM Facility” or the “MSR Facility” described on Exhibit A.

“Taxes” has the meaning set forth in Section 6(f).

“Transaction” or “Transactions” means each and every trade, transaction, loan or other open contractual commitment, between the parties under any of the Underlying Master Agreements.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Underlying Master Agreements Close-Out” has the meaning set forth in Section 2.

2.	Default and Post-Default Remedies.

(a) Each of the occurrence of (i) an event of default or other equivalent event on the basis of which a party has the contractual right to accelerate, terminate, or liquidate all Transactions under an Underlying Master Agreement rather than only certain affected Transactions, regardless of whether all then outstanding Transactions are subject to such event, or (ii) a party being in violation of, or failing to comply with, any covenant made hereunder (including without limitation the covenant set forth in Section 9(d) hereof) in any material respect, unless such party cures such violation or failure within 30 calendar days after receiving notice thereof, constitutes a “Default” under this Agreement; provided, however, that a failure by GMAC IM to deliver a Periodic Netting Statement shall not be a default or “Default” under this Agreement (rather, the provisions of Section 5(f) shall control), and provided further that a default or equivalent event arising under an Underlying Master Agreement in connection with an event of Force Majeure, a change in law or regulation, or illegality shall continue to constitute a default or equivalent event under such Underlying Master Agreement in accordance with its terms but such event shall not constitute a Default under this Agreement.

(b) Upon the occurrence and during the continuance of a Default in respect of any Defaulting Party, Non-defaulting Party may give written notice to the Defaulting Party or, if the Defaulting Party is a Rescap Obligor, the Defaulting Group, specifying the relevant Default, declaring Defaulting Party, and if the Defaulting Party is a Rescap Obligor, each of the Rescap Parties in the Defaulting Group, in default of all (but not less than all) Affected Underlying Master Agreements and all (but not less than all) Transactions thereunder, and designating a date not earlier than the date such notice is effective in accordance with Section 15 but not later than 20 days after such notice is effective, upon which date each Non-defaulting Party shall accelerate, terminate, liquidate, cancel or otherwise close-out all Transactions under the Affected Underlying Master Agreements as of such designated date or as soon as reasonably practicable following such designated date. The respective amounts owed to or by each Non-defaulting Party under each Affected Underlying Master Agreement shall be determined by such Non-defaulting Party, in accordance with the terms of such Affected Underlying Master Agreement, or, if there are no such provisions in such Affected Underlying Master Agreement, then such Non-defaulting Party shall follow such procedures as are commercially reasonable and in accordance with industry practice as determined by such Non-defaulting Party in its reasonable discretion. To the extent necessary or desirable to accomplish the foregoing, each Non-defaulting Party may (i) exercise rights of setoff, offset, netting, recoupment, deduction, combination of accounts, and/or retention; (ii) withhold payment and performance of such Non-defaulting Party’s Obligations to the Defaulting Party or Defaulting Parties to pay, secure, setoff against, net, and/or recoup such Defaulting Party’s or Defaulting Parties’ Obligations to such Non-defaulting Party; (iii) convert any Obligation from one currency into another currency as set forth in Section 7; and (iv) take any other action permitted at law or in equity or by its Affected Underlying Master Agreements or any Transactions thereunder necessary or appropriate to protect, preserve, or enforce its rights or to reduce any risk of loss or delay. The actions referenced in this Section 2(b) shall be referred to herein as the “Underlying Master Agreements Close-Out.”

(c) Any and all notification requirements applicable to the Non-defaulting Party under the Affected Underlying Master Agreements for accelerating, terminating, liquidating, or otherwise closing-out Transactions thereunder shall be superseded by Section 2(b) and shall be satisfied in all respects by the written notice provided for in Section 2(b), provided, that, for the avoidance of doubt, no requirement for notice under Section 2(b) shall affect any automatic termination provided for in any Affected Underlying Master Agreement. If a Default occurs and if Non-defaulting Party does not elect to cause the Underlying Master Agreements Close-Out, each Party shall retain its rights and obligations under each Underlying Master Agreement with respect thereto (including the right to give a notice of termination solely under such Underlying Master Agreement) and the Non-defaulting Party shall have the right to apply collateral thereunder to satisfy the Obligations under the related Underlying Master Agreement if an Early Termination Date (as defined in such Underlying Master Agreement) is designated in accordance therewith. For the avoidance of doubt, nothing in this Section 2 shall be construed to affect the provisions of the Underlying Master Agreements with respect to collateral prior to the occurrence of an Underlying Master Agreement Close-Out.

3. Obligations and Setoff. Upon Non-defaulting Party’s exercise of the Underlying Master Agreements Close-Out and the determination of the Settlement Amount under each Affected Underlying Master Agreement, Non-defaulting Party may, without further notice, setoff (including by set-off, offset, netting, combination of accounts, deduction, counterclaim, retention, or withholding across or within each or all of the Affected Underlying Master Agreements) any and all sums, amounts, or Obligations Owed by any Non-defaulting Party to the Defaulting Party or Defaulting Parties against any sums, amounts, or Obligations Owed by any Defaulting Party to any Non-defaulting Party. The foregoing is in addition to, and not in limitation of, any other right or remedy available to Non-defaulting Party (including, without limitation, any right of setoff, offset, netting, combination of accounts, deduction, counterclaim, retention, or withholding), whether arising under this Agreement or any other agreement, including, without limitation, any of the Underlying Master Agreements.

4. Settlement.

(a) Upon the Non-defaulting Party’s exercise of the Underlying Master Agreements Close-Out, the Settlement Amounts under the Applicable Underlying Master Agreements shall be netted in the order and to the extent determined by the Non-defaulting Party in its sole and reasonable discretion (as so netted, the “Final Settlement Amount”). The Non-defaulting Party may exercise rights to apply collateral pursuant to Applicable Underlying Master Agreements with respect to which there remain payment obligations reflected in the Final Settlement Amount. The Non-defaulting Party shall provide to the Defaulting Party or Defaulting Parties a statement showing reasonable detail with respect to (i) the calculation of the amount due to and from each Non-defaulting Party under each Applicable Underlying Master Agreement, (ii) which obligations were netted, setoff, offset or otherwise to arrive at payment obligations under one or more Applicable Underlying Master Agreements (which payment obligations in the aggregate constitute the Final Settlement Amount), and (iii) the sum of the amounts which thereafter remain owing and unpaid, if any, under the Applicable Underlying Master Agreements, after the application of collateral held with respect to each such Applicable Underlying Master Agreement to the amount due thereunder (such sum, the “Deficiency Amount”). The Deficiency Amount shall be due as set forth in such statement on the third Business Day after such statement is provided. In the event of a dispute as to the Deficiency Amount payable with respect to any Applicable Underlying Master Agreement, a Defaulting Party, shall, within the time prescribed herein, pay the undisputed amount of the Deficiency Amount.

(b) The Deficiency Amount shall bear interest at the average of the Default Rates provided for in any of the Applicable Underlying Master Agreements; provided, however, that such rate shall not exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken reserved, charged, or received thereon under any applicable law. Nothing in this Section 4 shall be construed to restrict or preclude the Non-defaulting Party from realizing on collateral, notwithstanding (and without awaiting the outcome of) any dispute as to the Deficiency Amount.

5. Periodic Netting Prior To Default.

(a) On each Business Day prior to a Default:

(i) Subject to Section 5(d), GMAC IM shall calculate the net amount of all Obligations (other than the Settlement-Only Obligations) Owed with respect to all Transactions under each Underlying Master Agreement, including scheduled or other periodic payments, and Obligations relating to the posting or return of collateral; and

(ii) using the sums calculated under clause (i), GMAC IM shall calculate the net amount owed by each Rescap Party to GMAC IM, or by GMAC IM to each Rescap Party.

The actions referenced in this Section 5(a) shall be referred to herein as “Periodic Bilateral Netting” and each net amount referenced in clause (ii) shall be a “Periodic Net Amount”.

(b) GMAC IM may require settlement under Periodic Bilateral Netting by providing to Rescap and GMAC LLC a statement (the “Periodic Netting Statement”) by 5:00 p.m. (New York City time) on a Business Day, showing reasonable detail with respect to the calculations described in Sections 5(a)(i) and (ii), and notifying Rescap of (x) each Periodic Net Amount, and the payor and payee of such Periodic Net Amount, (y) the portion of the Periodic Net Amount represented by additional collateral to be posted to GMAC IM by the applicable Rescap Party, or by GMAC IM to the applicable Rescap Party, or the return of posted collateral, and (z) the aggregate amount of collateral (if any) that GMAC IM will be required to have posted with each Rescap Party on the next Business Day.

(c) Each Periodic Net Amount shall be due as set forth in the Periodic Netting Statement as follows:

(i) If such Periodic Net Amount is owed by a Rescap Party and such Periodic Netting Statement was so provided by GMAC IM to Rescap by 5:00 p.m. (New York City time) on a Business Day, such Periodic Net Amount shall be due by 11:00 a.m. (New York City time) on the next Business Day.

(ii) If such Periodic Net Amount is owed by GMAC IM and such Periodic Netting Statement was provided by GMAC IM to Rescap by 5:00 p.m. (New York City time) on a Business Day, such Periodic Net Amount shall be due by the later of (x) 1:00 p.m. (New York City time) on the next Business Day, and (y) two (2) hours after the time by which all Periodic Net Amounts owed to GMAC IM by any Rescap Party in respect of such instance of Periodic Bilateral Netting shall have been received. For purposes of the foregoing, such two (2) hour period shall only run while the Fedwire system is available for funds transfers between participants, and a Periodic Net Amount shall be treated as “received” if a Fedwire reference number shall have been delivered by the Rescap Party to GMAC IM.

(iii) In the event of a dispute as to the Periodic Net Amount, the party owing the Periodic Net Amount, shall, within the time prescribed herein, pay the full amount of the Periodic Net Amount set forth in the statement, and GMAC IM and Rescap shall negotiate in good faith to make any adjustments which they agree shall be necessary to correct any inaccuracies. It is understood and agreed that during such period of negotiation, other than as a result of a failure to pay the amount required to be paid pursuant to the immediately preceding sentence, no party hereto shall be a Defaulting Party with respect to the calculation or payment of the amounts the subject of such negotiation.

(iv) For the avoidance of doubt, unless the parties agree otherwise for a particular Transaction, if a Periodic Netting Statement is not provided by GMAC IM to Rescap by 5:00 p.m. (New York City time) on a Business Day, no settlement of any Periodic Net Amount shall be required on the next following Business Day, provided, however, that any Obligation that is still Owed may be included in a Periodic Netting Statement delivered on a subsequent Business Day and included in a later Periodic Net Amount for settlement.

(d) For purposes of making the calculations in Section 5(a):

(i) “Obligation” does not include any obligation that is not both fixed and matured, and does not include any obligation deliverable other than in cash (including, without limitation, an obligation to deliver securities).

(ii) “Owed” means amounts due and owing after application of any minimum transfer amount or threshold amount provided for in the relating Underlying Master Agreement.

(e) All payment and collateral posting requirements arising under the Underlying Master Agreements the subject of any instance of Periodic Bilateral Netting, and included in such instance of Periodic Bilateral Netting, shall be deemed satisfied in all respects, and the related payment or collateral shall be deemed to have been delivered, by the applicable Parties giving effect to such instance of Periodic Bilateral Netting.

(f) If GMAC IM shall not deliver a Periodic Netting Statement for a period of two (2) consecutive Business Days, on and from the Business Day following the end of such two (2) consecutive Business Day period, the provisions of Sections 5(a) through (e) hereof shall be deemed to be suspended (other than with respect to negotiations which shall then be ongoing under Section 5(c)(iii)), until the Business Day following the Business Day on which GMAC IM shall next deliver a Periodic Netting Statement. For the avoidance of doubt, during any such period of suspension, payment and delivery obligations under each Underlying Master Agreement shall continue to become due and payable at the times and in the amounts provided for under each such Underlying Master Agreement.

6. Guarantee.

(a) Unconditional Guarantee. To induce GMAC IM to enter into the related Underlying Master Agreements with one or more Rescap Obligors, and to enter into and perform various Transactions under such Underlying Master Agreements, each Rescap Party absolutely, unconditionally and irrevocably guarantees to GMAC IM and its successors and permitted assigns from the date hereof the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise), of all existing and future obligations, whether direct or indirect, absolute or contingent, due or to become due of each other Rescap Obligor to GMAC IM arising pursuant to the Underlying Master Agreements to which GMAC IM is party on or after the date of this Agreement (the “Guaranteed Obligations”).

(b) Nature of Guarantee. Each Rescap Party’s obligations hereunder are full recourse obligations, continuing, absolute, irrevocable and unconditional, and shall not be affected by the existence, validity, enforceability, perfection or extent of any collateral therefor, the validity, regularity or enforceability of the Underlying Master Agreements, the absence of any action to enforce any other Rescap Party’s obligations under any of the Underlying Master Agreements, any waiver or consent by any other Rescap Party with respect to any provisions of the Underlying Master Agreements, any set-off or counterclaim, or by any other circumstance relating to the Guaranteed Obligations that might otherwise constitute a legal or equitable discharge of or defense to the guarantee set forth in this Section 6 (excluding the defense of payment or performance, neither of which is waived). This is a guarantee of payment and performance and not a guarantee of collection, and each Rescap Party agrees that GMAC IM may resort to each Rescap Party for payment of any of the Guaranteed Obligations owed to it whether or not GMAC IM shall have resorted to any collateral therefor or shall have proceeded against any other Rescap Obligor principally or secondarily liable for any of the Guaranteed Obligations, and whether or not GMAC IM has pursued any other remedy available to it. GMAC IM shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that any Rescap Party becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of GMAC IM to so file shall not affect each Rescap Party’s obligations hereunder. In the event that any payment to GMAC IM in respect of any Guaranteed Obligations owed to it is rescinded or must otherwise be returned for any reason whatsoever, each Rescap Party shall remain liable hereunder with respect to such Guaranteed Obligations as if such payment had not been made and this guarantee shall be reinstated, if applicable. No payment or payments made by a Rescap Party or received or collected by GMAC IM from a Rescap Party by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify or release the liability of each Rescap Party hereunder.

(c) Changes in Guaranteed Obligations, Collateral therefor and Agreements Relating Thereto; Waiver of Certain Notices. Each Rescap Party agrees that GMAC IM may at any time and from time to time, either before or after the maturity thereof, with notice to and consent of each other Rescap Party, extend the time of payment of, exchange or surrender any collateral for (other than as contemplated by the Underlying Master Agreements), or renew any of the related Guaranteed Obligations, and may also make any agreement with any other Rescap Party for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between GMAC IM and such Rescap Party without in any way impairing or affecting this guarantee. Each Rescap Party authorizes GMAC IM, without notice or demand and without affecting its liability hereunder, from time to time, to forbear, indulge or take other action or inaction in respect of this guarantee or the related Guaranteed Obligations, or to exercise or not exercise any right or remedy hereunder or otherwise with respect to the related Guaranteed Obligations. Except as otherwise provided in this guarantee, each Rescap Party waives notice of the acceptance of this guarantee and of the creation, renewal, extension or accrual of Guaranteed Obligations, presentment, demand for payment, non-payment, notice of dishonor and protest.

(d) Expenses. Each Rescap Party agrees to pay on demand all fees and out of pocket expenses (including the reasonable fees and expenses of GMAC IM’s counsel but excluding taxes, which are addressed in Sections 6(f), 6(g), 6(h) and 6(m) hereof) in any way relating to the enforcement or protection of the rights of GMAC IM hereunder; provided, that no Rescap Party shall be liable for any expenses of GMAC IM if no payment under this guarantee is or was due to GMAC IM.

(e) Subrogation. No Rescap Party shall exercise any rights which it may have or acquire by way of subrogation until all of the Guaranteed Obligations owed to it are paid in full to GMAC IM. If any amounts are paid to a Rescap Party in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of GMAC IM and shall forthwith be paid to GMAC IM to reduce the amount of outstanding Guaranteed Obligations, whether matured or unmatured. Subject to the foregoing, upon payment of any of the Guaranteed Obligations, each applicable Rescap Party shall be subrogated to the rights of GMAC IM against the applicable other Rescap Parties with respect to such Guaranteed Obligations, and GMAC IM agrees to take at each applicable Rescap Party’s expense such steps as each applicable Rescap Party may reasonably request to implement such subrogation.

(f) Taxes. All payments by each Rescap Party hereunder will be made in full without set-off or counterclaim and free and clear of and without withholding or deduction for or on account of any present or future taxes, duties or other charges; excluding, however, (i) income or similar taxes imposed on or measured by the net income of GMAC IM or franchise taxes imposed by the jurisdiction under the laws of which GMAC IM is organized or doing business or any political subdivision thereof, (ii) taxes imposed by way of withholding on net or gross income, but not excluding such taxes arising as a result of a change in applicable law occurring after (A) the date of this Agreement, or (B) with respect to an assignment by GMAC IM pursuant to section 6(k) of this Agreement, other than an assignment made after a Default of any Rescap Party has occurred and is continuing, the effective date of such assignment and (iii) taxes imposed solely by reason of the failure of GMAC IM to comply with its obligations under subsection 6(g) (all such non excluded taxes, duties or other charges and all liabilities with respect thereto, herein “Taxes”).

If any Rescap Party shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder, then such Rescap Party shall (i) promptly notify GMAC IM or GMAC, as the case may be, in writing, of such requirement, (ii) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid to GMAC IM or GMAC, as applicable, pursuant to this paragraph), (iii) promptly forward to GMAC IM or GMAC, as the case may be, an official receipt (or a certified copy) evidencing such payment, and (iv) pay to GMAC IM or GMAC, as applicable, such additional amounts as may be necessary in order that the net amount received by GMAC IM or GMAC after such withholding or deduction shall equal the full amounts of moneys which would have been received by GMAC IM or GMAC, as applicable, in the absence of such withholding or deduction.

(g) Tax Certificates. In connection with becoming a party to this Agreement, when a previously submitted form described below expires or upon learning that a previously submitted form has become invalid, and at such other times as any Rescap Party may reasonably request, GMAC IM agrees to furnish to the Rescap Parties, or such other Persons as the Rescap Parties may designate in writing, such duly executed and properly completed Internal Revenue Service Forms W-8 or W-9 (or any of the respective successor forms thereto), and any other certifications and documents as are reasonably requested by any Rescap Party, as GMAC IM is legally entitled to furnish and as may be necessary or appropriate to claim an exemption from or reduction in any withholding or other tax for which the Rescap Parties may be liable hereunder.

(h) Tax Benefits. If GMAC IM determines that it has received a refund, credit, or other reduction of Taxes in respect of any Tax liabilities paid by the Rescap Parties, which refund, credit or other reduction is directly attributable to any Tax liability paid by the Rescap Parties, GMAC IM shall within 30 days from the date of actual receipt of such refund or the date of expiration of the applicable statute of limitations of the tax return filed in which such credit or other reduction results in a lower tax payment, pay over such refund or the amount of such tax reduction to the Rescap Parties (but only to the extent of Tax liabilities paid by the Rescap Parties), net of all out-of-pocket expenses of GMAC IM, and without interest (other than interest paid by the relevant governmental authority with respect to a refund). Notwithstanding anything to the contrary in this Agreement, upon the request of GMAC IM, the Rescap Parties agree to repay any amount paid over to the Rescap Parties pursuant to the immediately preceding sentence (plus penalties, interest, or other charges) if GMAC IM is required to repay such amount to the taxing governmental authority, and such repayment obligation of the Rescap Parties shall survive the termination of this Agreement.

(i) Stamp Taxes. Each Rescap Party will pay all stamp, transfer, registration, documentation, or other similar taxes payable in connection with this Agreement and will keep GMAC IM and GMAC indemnified against failure to pay the same, provided, however, that no Rescap

Party will pay such taxes imposed on an assignment by GMAC IM of its rights, interests or obligations under the guarantee other than an assignment that is made after a Default of any Rescap Party has occurred and is continuing.

(j) No Waiver; Cumulative Rights. No failure on the part of GMAC IM to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by GMAC IM of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to GMAC IM or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by GMAC IM at any time or from time to time. This guarantee shall remain in full force and effect until the Guaranteed Obligations are paid in full. None of the terms or provisions of this guarantee may be amended, supplemented or otherwise modified, except as set forth in a written instrument executed by each Rescap Party and GMAC IM.

(k) Payments. Each Rescap Party hereby guarantees that the Guaranteed Obligations will be paid to GMAC IM without deduction, abatement, recoupment, reduction, set-off or counterclaim, other than as permitted or required in this Agreement, in the lawful currency of the United States of America at the offices of GMAC IM specified by GMAC IM for such payment. The obligations of each Rescap Party hereunder shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency except to the extent to which such tender or recovery shall result in the effective receipt by GMAC IM of the full amount of the currency or currencies owing under this guarantee and each Rescap Party shall indemnify GMAC IM (as an alternative or additional cause of action) for the amount (if any) by which such effective receipt shall fall short of the full amount of currency or currencies owing under this guarantee and such obligation to indemnify shall not be affected by judgment being obtained for any other sums due hereunder, and shall survive the termination of this guarantee.

(l) Assignment. Neither a Rescap Party nor GMAC IM may assign its rights, interests or obligations under this guarantee to any other Person (except by operation of law) without the prior written consent of each Rescap Party or GMAC IM, as the case may be; provided, however, that the consent of each Rescap Party to an assignment by GMAC IM of its right and interests under this guarantee shall be deemed to have been given if GMAC IM has assigned its rights and interests in the related Underlying Master Agreements in accordance with the terms thereof, provided, further, that if a Default of any Rescap Party has occurred and is continuing, GMAC IM may assign all or a portion of its rights and obligations under this guarantee to any Person, including an Affiliate of GMAC IM.

(m) Continuing Guarantee. This guarantee shall remain in full force and effect and shall be binding on each Rescap Party, its successors and permitted assigns until all of the Guaranteed Obligations have been satisfied in full and the related Underlying Master Agreements shall have been terminated.

(n) Indemnification. Each Rescap Party (the “Indemnifying Party”) agrees to hold GMAC IM and its officers, directors and employees (each an “Indemnified Party”) harmless from and indemnify each Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (including taxes and reasonable fees and expenses of counsel) that may be imposed on, incurred by or asserted against such Indemnified Party relating to or resulting from the Indemnifying Party’s negligence, bad faith, willful misconduct or material breach of its representations, warranties, covenants or obligations under this guarantee. This indemnity shall survive the termination of this guarantee.

7. Currency. In order to effect the provisions of this Agreement, any amounts subject hereto may be converted into U.S. Dollars at the rate of exchange at which the Party so converting, acting in a reasonable manner and in good faith, would be able to purchase the relevant amount of the currency being converted.

8. Collateral. This Agreement shall not affect the provisions of the Underlying Master Agreements with respect to collateral, except that amounts Owed may be subject to Periodic Bilateral Netting, as set forth in Section 5(a). Such provisions shall remain in place and may be amended in writing by the parties thereto (including without limitation exposure thresholds and collateral requirements set forth therein).

9. Representations, Warranties and Covenants. Each Party represents and warrants to the other Parties as follows, as of the date hereof and the date of each Transaction entered into by such Party:

(a) It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has obtained all consents necessary to give effect to this Agreement, and taken all necessary actions to authorize the execution, delivery, and performance of this Agreement.

(b) The person signing this Agreement on its behalf is duly authorized to do so on its behalf.

(c) This Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, conservatorship, receivership, moratorium, or other similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law).

(d) It has not assigned, transferred, created or permitted to exist any lien or other encumbrance on, or otherwise disposed of, or purported to assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of, any of its rights to any amounts that may be owed to it under this Agreement or any Underlying Master Agreement to any third party, and covenants that, so long as this Agreement is in effect, it will not assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of or purport to assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of, any of its rights to any amounts that may be owed to it under this Agreement or any Underlying Master Agreement to any third party; provided however, that any assignment of an Underlying Master Agreement in accordance with Section 14 hereof shall not violate this Section 9(d).

(e) It is entering into this Agreement at arm’s length and not in reliance on any inducement or information other than as set forth in this Agreement.

10. Restriction on Liens. Each ResCap Party hereby agrees that it shall not grant any lien or security interest in its rights under this Agreement other than (a) the lien created pursuant to the Omnibus Pledge and Security Agreement and Irrevocable Proxy, dated as of March 18, 2009 (as amended, supplemented, restated or otherwise modified from time to time, the “Omnibus Security Agreement”), by and among RFC Asset Holdings II, LLC, Passive Asset Transactions, LLC and certain of their Affiliates from time to time party thereto, as grantors, GMAC IM, as secured party, and GMAC LLC, as omnibus agent, as lender agent, as lender and as secured party, (b) liens created pursuant to the other “Derivative Agreements,” as such term is defined in the Omnibus Security Agreement and (c) any lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith either with the third party to whom such taxes are owed or the third party obligated to pay such taxes and for which adequate reserves are being maintained, to the extent required by generally accepted accounting principles, and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such lien).

11. Intent; Interpretation and Headings.

(a) Each Party intends that each transfer to be made under this Agreement is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Sections 362 and 561 of the Bankruptcy Code and a “margin payment,” “settlement payment” or “transfer” within the meaning of section 546 of the Bankruptcy Code.

(b) The Parties intend that this Agreement constitutes and shall be construed and interpreted as a “master netting agreement” within the meaning of and as such terms are used in Section 561 of the Bankruptcy Code.

(c) The Parties intend that, to the extent that any Underlying Master Agreement constitutes a “securities contract” as that term is defined in Section 741(7)(A) of the Bankruptcy Code, or a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, the parties intend and acknowledge that this Agreement as it relates to any such securities contract or swap agreement is a “securities contract” as that term is defined in Section 741(7)(A)(ix) of the Bankruptcy Code, or, as applicable, a “swap agreement” as that term is defined in Section 101(53B)(A)(vi) of the Bankruptcy Code and that any right described in this Agreement to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement, is in each case a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this guarantee, as described in Section 561 of the Bankruptcy Code.

(d) The use of headings and subheadings in this Agreement, and the division of this Agreement into sections and sub-sections, are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

12. Governing Law. Subject to Section 16, the rights of the Parties under this Agreement shall be in addition to, and not in limitation or exclusion of, any other rights that they may have (whether by agreement, operation of law, or otherwise). This Agreement shall be governed by, and construed in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law but excluding all other choice of law and conflicts of law rules).

13. Waiver and Process. Any provisions in the Underlying Master Agreements regarding waiver of immunity, waiver of trial by jury, and service of process shall apply to this Agreement in the same manner and to the same extent as if such references were contained in this Agreement.

14. Assignment and Amendment.

(i) Notwithstanding any provision to the contrary contained in any Underlying Master Agreement, a Party may only assign or otherwise transfer an Underlying Master Agreement or any Transaction subject thereto with the consent of the other Parties hereto that are party to such Underlying Master Agreement, provided that, a Transaction that is a forward sale of whole mortgage loans or of mortgage-backed securities may be assigned as set forth in the related Underlying Master Agreement, and, provided further that, GMAC LLC may assign its rights under the Underlying Master Agreements to which it is party as set forth in such Underlying Master Agreements, and, provided finally that, upon a Default, the Non-defaulting Party may assign its rights under this Agreement to any Affiliate without the consent of the Defaulting Party.

(ii) This Agreement may not be amended except by an amendment to this Agreement signed by each Party. Confirmations of Transactions under any Underlying Master Agreement shall not serve as an amendment hereto.

15. Notices. Any and all notices, statements, demands, or other communications under this Agreement shall be given by mail, facsimile transmission, electronic mail, or messenger, to the individuals and at the facsimile numbers, electronic mail addresses, or other locations set forth below.

Address for notices or communications to GMAC IM:

GMAC Investment Management LLC

767 Fifth Avenue

24th Floor

New York, New York 10153

Attention: Swap Group

Telephone No.:	(313) 656-6280 (Janice Barry)
(313) 656-3488 (James Tjiachris)
Facsimile No.:	(917) 369-2416

E-Mail Address: backoffice.operations@gmacfs.com

Address for notices or communications to GMAC:

GMAC LLC

767 Fifth Avenue

24th Floor

New York, New York 10153

Attention: Swap Group

Facsimile No.: (917) 369-2416

E-Mail Address: backoffice.operations@gmacfs.com

for notices or communications to a Rescap Party:

GMAC Mortgage, LLC

1100 Virginia Drive

Mail Code: 190-FTW-K70

Fort Washington, PA 19034

Attention: Risk Management

Telephone No.: (215) 734-5883

Facsimile No.: (215) 734-8880

Email: mike.rowan@gmacrescap.com

With a copy to:

Residential Capital, LLC

One Meridian Crossings

Suite 100

Minneapolis, MN 55243

Attention: Office of the General Counsel

Telephone: (952) 857-6415

Facsimile: (952) 352-0586

Email: tammy.hamzehpour@gmacrescap.com

Residential Capital, LLC

One Meridian Crossings

Suite 100

Minneapolis, MN 55243

Attention: John Peterson

Telephone: (952) 857-7359

Facsimile: (952) 921-4230

Email: john.peterson@gmacrescap.com

Any notice or other communication in respect of this Agreement given in any manner herein permitted to the addresses or numbers or in accordance with the electronic messaging system details above provided will be deemed delivered as follows: (i) if in writing and delivered in person or by courier, on the date it is delivered; (ii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form; (iii) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; (iv) if sent by electronic mail, on the date that electronic message is received; in each case unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day, or that communication is delivered (or attempted) or received, as applicable, after the close of business of recipient on a Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Business Day. Notices hereunder shall be effective when delivered to all listed addressees using any one or more of the foregoing methods of delivery. Any Party may by notice to the other Parties change the address, facsimile number, or electronic mail system details at which notices or other communications are to be given to it.

16. Conflicts and Inconsistencies. In the event of any conflict or inconsistency between any provision of this Agreement and any provision of any Underlying Master Agreement or any Transaction thereunder concerning the matters set forth in this Agreement, the provision of this Agreement shall govern and supersede the provision of such Underlying Master Agreement or any Transaction thereunder. The parties agree and acknowledge that if an amount is due under this Agreement, such amount is only due as a result of an obligation to pay under an Underlying Master Agreement, which obligation shall remain unaffected except as set forth in this Agreement. Without limitation of the foregoing, any failure to pay such amount under this Agreement shall be treated as a failure to pay the obligation in the applicable Underlying Master Agreement. Any and all provisions of the Underlying Master Agreements (including, for the avoidance of doubt, relating to defaults, grace periods and waivers) shall remain in full force and effect unless explicitly superseded hereunder.

17. Amendment and Ratification of Underlying Master Agreements; Severability.

(a) Each Party agrees that the Underlying Master Agreements are hereby amended to the extent necessary to give effect to this Agreement, including, without limitation, by the deletion of any automatic termination provisions set forth in any of the Underlying Master Agreements and the replacement of each such automatic termination provision with a right of the Non-defaulting Party to terminate such Underlying Master Agreement upon the occurrence of the events giving rise to such automatic termination.

(b) Each Party agrees that if any Underlying Master Agreement does not provide for the determination and payment of the Settlement Amount on the basis of a payment owed by the Non-defaulting Party to the Defaulting Group (in addition to a payment owed by the Defaulting Group to the Non-defaulting Party), then any such Underlying Master Agreement is hereby amended to provide that the Settlement Amount shall be determined and paid on the basis of a payment owed by the Non-defaulting Party to the Defaulting Group (in addition to a payment owed by the Defaulting Group to the Non-defaulting Party).

(c) Each Party agrees that if any Underlying Master Agreement does not provide that all Transactions under an Underlying Master Agreement are entered into in reliance on the fact that such Underlying Master Agreement and all Transactions thereunder form a single agreement, then such Underlying Master Agreement is hereby amended to include such a provision as a statement of the parties’ intent.

(d) The Underlying Master Agreements (including all Transactions thereunder), as amended by this Agreement, are in all respects ratified and confirmed.

(e) The Parties intend that this Agreement be construed to give full effect to the intent of the Parties with respect to the netting contemplated herein. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any respect under the law of any jurisdiction, the validity, legality, and enforceability of the remaining provisions under the law of such jurisdiction, and the validity, legality, and enforceability of such provisions and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby if the remaining provisions of this Agreement taken as a whole effect the intentions of the Parties with respect to such netting.

(f) In the event that this Agreement is deemed or held to be invalid, illegal, or unenforceable, notwithstanding the intention of the Parties set forth in Section 16(e), the provisions of this Agreement that amend the Underlying Master Agreements to (i) amend any automatic termination provisions as contemplated by Section 16(a), (ii) provide for full two-way payment as contemplated by Section 16(b), (iii) provide that all Transactions under an Underlying Master Agreement are entered into in reliance on the fact that such Underlying Master Agreement and all Transactions thereunder form a single agreement as contemplated by Section 16(c), and (iv) permit assignment of an Underlying Master Agreement and the Transactions thereunder only as contemplated by Section 14(a), shall survive any determination that this Agreement is invalid, illegal, unenforceable, null and void, or without force or effect.

18. No Waiver. A failure or delay in exercising any right, power, or privilege in respect of the Underlying Master Agreements or this Agreement will not be presumed to operate as a waiver of that right, power, or privilege, and a single or partial exercise of any right, power, or privilege will not be presumed to preclude any subsequent or further exercise of that right, power, or privilege, or the exercise of any other right, power, or privilege.

19. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY (TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW):

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR

HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTY SHALL HAVE BEEN NOTIFIED PURSUANT HERETO;

(iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(v) WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SUBSECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ITS RIGHT TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING ARISING AS A RESULT OF OR RELATING TO THIS AGREEMENT.

20. Term. This Agreement, other than Section 6, shall continue in effect from the date hereof until terminated by agreement of the Parties; provided, however, that notwithstanding the foregoing, a Party shall have the right, but not the obligation, to terminate this Agreement, other than Section 6, by notice to the other Parties upon such time as there are fewer than two Underlying Master Agreements in effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by facsimile or original signature and in multiple counterparts, each of which is deemed an original and effective as one document, all as of the date first written above.

GMAC INVESTMENT MANAGEMENT LLC

By:	/s/ Melissa Melvin
Name:	Melissa Melvin
Title:	Assistant Secretary

GMAC MORTGAGE, LLC

By:	/s/ Melissa White
Name:	Melissa White
Title:	Assistant Treasurer

RESIDENTIAL FUNDING COMPANY, LLC

By:	/s/ Melissa White
Name:	Melissa White
Title:	Assistant Treasurer

RESIDENTIAL CAPITAL, LLC

By:	/s/ John M. Peterson
Name:	John M. Peterson
Title:	Assistant Treasurer

GMAC LLC

By:	/s/ David C. Walker
Name:	David C. Walker
Title:	Group Vice President and Treasurer

[SIGNATURE PAGE TO GUARANTEE AND MASTER NETTING AGREEMENT]

RFC ASSET HOLDINGS II, LLC

By:	/s/ Melissa White
Name:	Melissa White
Title:	Assistant Treasurer

PASSIVE ASSET TRANSACTIONS, LLC

By:	/s/ Melissa White
Name:	Melissa White
Title:	Assistant Treasurer

[SIGNATURE PAGE TO GUARANTEE AND MASTER NETTING AGREEMENT]

Exhibit A

List of Underlying Master Agreements

Master Forward Agreement:

Master Securities Forward Trade Agreement, dated as of March 18, 2009, by and between GMAC Investment Management, LLC and GMAC Mortgage, LLC, together with all Annexes and other agreements and documents expressed to be part of such agreement, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

GMAC Mortgage Swap:

ISDA Master Agreement, dated as of March 18, 2009, by and between GMAC Investment Management, LLC and GMAC Mortgage, LLC, including the related Schedule, each Confirmation, the Credit Support Annex and any Credit Support Document, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

RFC Swap:

ISDA Master Agreement, dated as of March 18, 2009, by and between GMAC Investment Management, LLC and Residential Funding Company, LLC, including the related Schedule, each Confirmation, the Credit Support Annex and any Credit Support Document, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

Rescap Swap:

ISDA Master Agreement, dated as of March 18, 2009, by and between GMAC Investment Management, LLC and Residential Capital, LLC, including the related Schedule, each Confirmation, the Credit Support Annex and any Credit Support Document, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

$430MM Facility:

Loan Agreement, dated as of November 20, 2008, by and among Passive Asset Transactions, LLC and RFC Asset Holdings II, LLC, as borrowers, Residential Funding Company, LLC, GMAC Mortgage, LLC and Residential Capital, LLC, as guarantors, GMAC LLC, as initial lender and as lender agent, and certain other financial institutions and persons from time to time party thereto as lenders, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

MSR Facility:

Loan and Security Agreement, dated as of April 18, 2008, by and among Residential Funding Company, LLC and GMAC Mortgage, LLC, as borrowers, and GMAC LLC, as lender, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

Exhibit A-1